GO CALL INC.
                         CERTIFICATE OF DETERMINATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK


Michael Ruge hereby certifies that:

1. He is the Chief Executive Officer of Go Call Inc, a Delaware corporation (the "Corporation"); and

2. Pursuant to the authority granted under Article Four of the Corporation's Certificate of Incorporation, and in accordance with the General Corporation Law of the State of Delaware, as of December 23, 1999, the Board of Directors of the Corporation has duly adopted the following resolutions:

         WHEREAS, this Corporation is authorized by its Certificate of Incorporation to issue TWO MILLION (2,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock");

         WHEREAS, the Board of Directors of this Corporation is authorized, as to the Preferred Stock, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the number of series into which shares of the Preferred Stock may be divided, to determine the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares constituting any series prior to the issuance of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series ( but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of that series;

         WHEREAS, the Board of Directors of this Corporation desires, pursuant to its authority granted under the Certificate of Incorporation, to determine and fix the rights, preferences, privileges and restrictions relating to a series of Preferred Stock to be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), and to fix the number of shares constituting and the designation of such series; and

         WHEREAS, the Board of Directors of the Corporation has authorized the issuance of up to 1,000,000 shares of Series A Convertible Preferred Stock on the terms and with the provisions set forth in this Certificate of Determination (the "Certificate")'

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth:

         1. DEFINITIONS. For purposes of this Article, the following definitions shall apply:


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               - " Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.
               - "Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of the Corporation.
               - " Securities Act" shall mean the Securities Act of 1933, as amended, or any successor act.
               - "Series A Convertible Preferred Stock" shall mean the series of Preferred Stock designated as the Series A Convertible Preferred Stock by the Corporation's Board of Directors.

         2. DETERMINATION OF PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters related to the Series A Convertible Preferred Stock in the Article are as follows:
               a) Dividend Provisions. The Series A Convertible Preferred Stock shall bear no dividends, and the holders of the Series A Convertible Preferred Stock shall not be entitled to received dividends on the Series A convertible Preferred Stock.
               b)   Liquidation Preference.
                    (1)  Preference. In the event of any voluntary or
                         involuntary dissolution, liquidation or winding up of
                         the affairs of the Corporation, after payment or
                         provision for payment of the debts and other
                         liabilities of the Corporation, each holder of the
                         Series A Convertible Preferred Stock shall be entitled
                         to receive, out of the remaining net assets of the
                         Corporation legally available for distribution to its
                         shareholders, distributions on the same proportionate
                         basis as and on a pro rate basis with the holders of
                         the Common Stock: provided, however, that each share of
                         Series A Convertible Preferred Stock shall be entitled
                         to distributions based on the number of shares of
                         Common Stock into which the Series A Convertible Stock
                         may be converted in accordance with Section 2(c)(2) of
                         this Article.
                    (2)  Reorganization. For the purposes of this Article, a
                         liquidation, dissolution or winding up of the affairs
                         of the Corporation shall not be deemed to be occasioned
                         by or to include the sale of all or substantially all
                         of the assets of the Corporation or the acquisition of
                         the Corporation by another entity by means of a merger,
                         consolidation, or other reorganization.
               C) CONVERSION RIGHTS. The holders of the Series A Convertible Preferred Stock shall have conversion rights (the "Conversion Rights"), as follows:
                    (1)  Optional Conversion.
                         (A)  Each share of Series A Convertible Preferred shall
                              be convertible, at the option of the holder
                              thereof at any time subsequent to December 31, 1999, in accordance with Section 2(c)(2) of this Article.
                         (B)  In order to convert shares of the Series A
                              Convertible Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice (the "Conversion Notice") to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Convertible Preferred Stock being converted.
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                        (C)   The Corporation shall, as soon as practicable
                              after the surrender of the certificate or certificates evidencing shares of Series A Convertible Preferred Stock for conversion, issue to the holder of such shares a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Convertible Preferred Stock, as the case may be, which are not converted. For purposes of determining the date of conversion (the "Conversion Date") of the Series A Convertible Preferred Stock in connection with Section 2(c)(2)(A) of this Article, the Conversion Date shall be deemed to be the date set forth in the Conversion Notice, provided that an advance copy of the Conversion Notice shall be faxed to the Company prior to midnight, EST on the Conversion Date, and the original Conversion Notice and the Certificates for the shares of Series A Convertible Preferred Stock shall be delivered to the Company within two (2) business days following the date set forth in the Conversion Notice, or otherwise, the Conversion Date shall be deemed to be the date on which the Conversion Notice and the certificates for the shares of Series A Convertible Preferred Stock to be converted shall be delivered to the Company. The person or persons entitle to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only the rights of a holder of Common Stock; provided, however, that if, at the date of such notice and surrender, the transfer books for the Common Stock or other class of stock purchaseable upon the exercise of such conversion rights shall be closed, the certificate or certificates for the shares of Common Stock in respect of which such conversion rights are then exercised shall be issuable as of the date on which such books shall next be opened, and until such date the Corporation shall be under no duty to deliver any certificate for such shares of Common Stock; and provided, further, that the transfer books of record, unless otherwise required by law, shall not be closed at any one time for a period longer than twenty (20) days. The rights of purchase represented by the foregoing conversion rights shall be exercisable, at the election of the holder, either in full or from time to time in part.
                        (D) With respect to the issue of shares of Common Stock upon conversion of the Series A Convertible Preferred Stock and the transfer of such shares of Common Stock:

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                              (i)  The holder and any transferee of the shares
                                   of Common Stock issuable upon the exercise of the foregoing conversion rights agree that notwithstanding anything in this Certificate tot the contrary, during such period as may be required by the securities laws of any applicable jurisdiction, no public distribution of such Common Stock will be made in a manner or on terms different from those set forth in, or without delivery of, a prospectus or other document then meeting the requirements of such laws. The holder and any such transferee further agree that if any distribution of any of such Common Stock is proposed to be made to them or by them otherwise than by deliver of such a prospectus or other document meeting the requirements of the securities laws of all applicable jurisdictions, such action shall be taken only after submission to the Corporation of an opinion of counsel, reasonably satisfactory in from and substance to the Corporation's counsel, to the effect that the proposed distribution will no be in violation of such securities laws.
                            (ii) It shall be a condition to the transfer of such Common stock that any transferee of such Common Stock deliver to the Corporation his or its written agreement to accept and be bound by all of the terms and conditions of this Certificate.

                    (2)  NUMBER OF SHARES.
                         (A) Each share of Series A Convertible Preferred Stock shall be convertible, subject to adjustment from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Convertible Preferred Stock, TEN (10) shares of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, calculated as to each conversion to the greatest number of full shares of Common Stock, disregarding fractions, with a cash adjustment for fractional shares as hereinafter provided, at any time subsequent to December 31, 1999 (the "Conversion Period"); provided, however, that holder shall be entitled to convert the aggregate of any eligible shares of Series A Convertible Preferred Stock, previously not so elected to be converted, during the Conversion Period; provided, further, that the number of shares of Common Stock issuable upon conversions of Series A Convertible Preferred stock shall be subject to adjustment from time to time in connection with any stock split, reverse stock split or reclassification of the Common Stock; and provided, further, that such right of conversion shall only be exercisable at such time as the exercise of such right of conversion and the delivery of such shares of Common Stock are lawful under federal securities laws and the securities laws of the jurisdiction of residence of all persons to whom such shares of Common Stock are otherwise deliverable.
                          (B) No fractional shares of Common Stock or scrip
                              shall be issued upon conversion of the Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon

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                              conversion thereof shall be computed on the basis
                              of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. If the computation for determining the number of shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, shall result in other than a whole number, the Corporation shall issue to such shareholder, in respect of the aggregate number of shares of Series A Convertible Preferred Stock held by any shareholder, one share of Common Stock in respect of any fractional shares Common Stock otherwise issuable to each such shareholder.

                    (3) CERTAIN DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, shall make or issue, of fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of the Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 2(c)(3) of this Article with respect to the rights of the holders of Series A Convertible Preferred Stock.

                    (4) CERTAIN REORGANIZATIONS. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another person, or the sale or other disposition of all or substantially all of the properties of the Corporation as an entirety to another person (collectively referred to hereinafter as a "Reorganization"), the holders of the Series A Convertible Preferred Stock shall thereafter be entitle to receive, and provision shall be made therefore in any agreement relating to a Reorganization, upon conversion of the Series A Convertible Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or the other corporation resulting from such consolidation or surviving such merger, which the Series A Convertible Preferred Stock entitle the holder thereof to convert to immediately prior to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, to such other securities or property thereafter receivable upon conversion of the Series A Convertible Preferred Stock. The provisions of this
                         Section 2(c)(4) of this Article shall similarly apply to successive Reorganizations.

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                    (5)  NOTICE OF ADJUSTMENT. In each case of an adjustment or readjustment of the number of shares of Common Stock or other securities issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation, at its expense, shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each holder of the Series A Convertible Preferred Stock which is the subject of adjustment. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of such Series A Convertible Preferred Stock.

                    (6) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion or the issuance of dividends in respect of the shares of Series A Convertible Preferred Stock, such number of the shares of Common Stock as shall be from time to time sufficient to effect the conversion or the issuance of dividends in respect of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall promptly seek such corporate action as may in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation, effective provision shall be made in the certificate or articles of incorporation, documents of merger or consolidation, or otherwise, of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion or issuance of dividends in respect of the Series A Convertible Preferred Stock accordance with the provisions of this Section 2(c) of this Article.

                    (7) TAXES. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion or issuance of dividends in respect of shares of Series A Convertible Preferred Stock, including without limitation, any tax or other charge (other than any transfer tax) imposed in connection with the issue and delivery of shares of Common Stock or other securities at the time of such conversion or issuance of dividends in a name other than that in which the shares of Series A Convertible Preferred Stock so converted or otherwise held were registered.

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                    (8)  CANCELLATION OF CERTIFICATES. All certificates
                         representing Series A Convertible Preferred Stock surrendered for conversion or redemption shall be appropriately canceled on the books, and the shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock, but may not be reissued as part of the Series A Convertible Preferred Stock.

                    (9) NO AVOIDANCE. The Corporation shall not amend the Corporation's Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or attempting to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

         (d) VOTING RIGHTS. The holders of the Series A Convertible Preferred Stock shall have no voting rights.

         (e) INTEREST. The holders of the Series A Convertible Preferred Stock are not entitled to any interest on the value of the Series A Convertible Preferred stock.

         (f) ADDITIONAL SERIES OF PREFERRED STOCK. Except for the Series A Convertible Preferred Stock, the Board of Directors of the Corporation is authorized to fix the number of shares of any additional series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The Corporation expressly reserves the right to issue additional series of Preferred Stock from time to time which may rank on a parity with the Series A Convertible Preferred Stock with respect to any distributions upon dissolution, liquidation or winding up, or of dividends pursuant to Sections 2(a) and 2(b) of this Article, respectively, without the prior authorization of the holders of the Series A Convertible Preferred Stock.

         (g) MISCELLANEOUS.
                  (1) Notices. All notices, requests, consents and other communications required hereunder shall be in writing and by overnight, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly made when deposited in the mails upon mailing or by overnight, registered or certified mail, postage prepaid, return receipt requested: if addressed to the holder at the last address of such holder on the books of the Corporation; if addressed to the Corporation, at or such other address as the Corporation may designate in writing.

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                  (2)      Holders. For purposes of this Article, the "holder"
                           of any share of Common Stock or Series A Convertible Preferred Stock shall be the holder of record of such treat the holder as the owner of such securities for all purposes.
                  (3) Authorized Number of Shares of Series A Convertible Preferred Stock. The authorized number of shares of Preferred Stock of this Corporation is 2,000,000 shares and the authorized number of shares constituting the Series A Convertible Preferred Stock is 1,000,000 shares.


         IN WITNESS WHEREOF, Go Call Inc., has caused this Certificate of Determination to be executed by its Chief Executive Officer as of December 23, 1999.


                                       GO CALL INC.



                                       By: /S/ Michael Ruge
                                           -------------------------------------
                                           Michael Ruge, Chief Executive Officer